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                                                                    EXHIBIT 10.3



                              ASSIGNMENT AGREEMENT

                 THIS ASSIGNMENT AGREEMENT, dated as of June 19, 1996, ("Assignment Agreement") is by and between PennCorp Financial Group, Inc., a Delaware corporation ("PennCorp") and Knightsbridge Capital Fund I, L.P., a Delaware limited partnership ("Knightsbridge").


                             PRELIMINARY STATEMENT

                 WHEREAS, Knightsbridge caused to be formed and incorporated UC Life Acquisition Corp. ("UC Life Acquisition") and UC Life Holding Corp. ("UC Life Holding") in Delaware on January 16, 1996 and Knightsbridge had the exclusive rights to subscribe to the stock of both UC Life Acquisition and UC Life Holding; and

                 WHEREAS, UC Life Acquisition was incorporated with the intention that UC Life Acquisition would acquire all of the stock of UC Life Holding and UC Life Holding would become a wholly-owned subsidiary of UC Life Acquisition; and

                 WHEREAS, UC Life Holding was incorporated for the purpose of entering into that certain Amended and Restated Stock Purchase Agreement, dated as of January 30, 1996 (as amended or restated from time to time, the "Stock Purchase Agreement") by and between UC Life Holding and United Companies Financial Corporation, a Louisiana corporation ("UCFC"); and

                 WHEREAS, UC Life Holding did enter into the Stock Purchase Agreement and thereby acquired the right to purchase all the outstanding shares of common stock, $2.00 par value per share (the "Common Stock"), of United Companies Life Insurance Company, a Louisiana stock life insurance company and a wholly-owned subsidiary of UCFC (the "Company"); and

                 WHEREAS, pursuant to this Assignment Agreement, PennCorp hereby wishes to purchase Knightsbridge's rights to subscribe to the stock of UC Life Acquisition and UC Life Holding, and Knightsbridge desires to sell all such rights; and

                 WHEREAS, PennCorp hereby agrees to release Knightsbridge from any and all potential liability that may arise in connection with the Stock Purchase Agreement.

                 NOW THEREFORE, in consideration of the promises and the mutual agreements set forth below, UCFC and PennCorp hereby agree as follows:

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                 1.       PennCorp hereby agrees to pay Knightsbridge seven
million five hundred thousand dollars ($7,500,000) within ninety days from the date of this Assignment Agreement in immediately available funds by wire transfer of New York Clearinghouse Funds (the "Payment").

                 2. In exchange for PennCorp's agreement to make the Payment, Knightsbridge hereby sells, assigns, conveys and transfers to PennCorp all of its right, title and interest in and to its rights to subscribe to the stock of both UC Life Acquisition and UC Life Holding, which is the sole right that Knightsbridge has relating to the acquisition of the Company.

                 3. Knightsbridge, upon receipt of the Payment, agrees to deliver or cause to be delivered to PennCorp a receipt from Knightsbridge, in form and substance reasonably satisfactory to PennCorp, evidencing the delivery of the Payment by PennCorp.

                 4. PennCorp hereby releases Knightsbridge, its partners, affiliates, representatives and agents, and each of their respective successors and assigns from any and all liabilities, losses, claims, damages, obligations, costs or expenses (including reasonable attorneys' fees, attorneys' litigation support costs and costs of investigating possible claims) which Knightsbridge ever had, now has or may have in the future pursuant to the Stock Purchase Agreement, the acquisition of all of the issued and outstanding capital stock of UC Life Holding and the acquisition of all of the Common Stock of the Company or arising out of or related thereto.

                 5. PennCorp, to the full extent permitted by law, shall indemnify and hold harmless each of Knightsbridge, David J. Stone, Steven W. Fickes, Allan D. Greenberg, their respective affiliates and their respective partners, members, employees and agents ("Indemnified Persons") from and against any and all liabilities, losses, claims, damages, obligations, costs or expenses (including reasonable attorneys' fees, attorneys' litigation support costs and costs of investigating possible claims) which such Indemnified Persons may be or become subject to in connection with any matter arising from or related to the Stock Purchase Agreement, the acquisition of all of the issued and outstanding capital stock of UC Life Holding and the acquisition of all of the Common Stock of the Company.

                 6. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or return receipt requested), telex, telecopier or air courier guaranteeing overnight delivery:




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         If to PennCorp Financial Group, Inc.

                 PennCorp Financial Group, Inc.
                 745 Fifth Avenue, 5th Floor
                 New York, NY  10151
                 Telephone: (212) 832-0700
                 Telecopy: (212) 758-5442

         If to Knightsbridge Capital Fund I, L.P.:

                 Knightsbridge Capital Fund I, L.P.
                 745 Fifth Avenue, 5th Floor
                 New York, NY  10151
                 Telephone: (212) 832-0700
                 Telecopy: (212) 758-5442


                 7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

                 8. This Assignment Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Assignment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        PENNCORP FINANCIAL GROUP, INC.

                                        By: /s/ SCOTT D. SILVERMAN
                                           -------------------------------
                                           Name:  Scott D. Silverman
                                           Title: Senior Vice President,
                                                  General Counsel and
                                                  Secretary

                                        KNIGHTSBRIDGE CAPITAL FUND I, L.P.

                                        By: KNIGHTSBRIDGE CAPITAL, L.L.C.
                                        as General Partner

                                        By: /s/ DAVID J. STONE
                                           -------------------------------
                                           David J. Stone
                                           Manager





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